EXHIBIT 99.1
 IMMEDIATE RELEASE
 October 29, 2008

QUAINT OAK BANCORP, INC. ANNOUNCES THIRD QUARTER EARNINGS

 Southampton, PA – Quaint Oak Bancorp, Inc. (the “Company”) (OTCBB: QNTO) the holding company for Quaint Oak Bank, announced today that net income for the quarter ended September 30, 2008 was $123,000, or $0.10 per basic share, compared to $182,000, or $0.14 per basic share for the same period in 2007.  Net income for the nine months ended September 30, 2008 was $367,000, or $0.29 per basic and diluted share compared to $354,000 for the same period in 2007.  Earnings per share for the nine months ended September 30, 2007 is not meaningful as the Company’s initial public offering was not completed until July 3, 2007.

Robert T. Strong, President and Chief Executive Officer, stated, “The Company’s results of operations through the first nine months of 2008 are on target with our operating budget, and net income is 3.7% higher than last year.  The keep to basics approach that we have practiced during the first nine months has been a guiding principle through the current economic perfect storm.  We have largely avoided the pitfalls affecting the financial sector and have maintained lower-risk investments in our portfolio.  We have had the opportunity to add prudently to the loan portfolio, an $8.9 million increase in net loans year over year, while increasing the net interest margin by 26 basis points for the nine months ended September 30, 2008 compared to the prior year period.  Additionally, we have experienced a reduction in non-performing loans as a percent of total loans receivable, net while increasing the amount of the loan loss reserve.  Although we have achieved our targeted net income, we are not on target for loan growth.  We have chosen to seek additional alternative investments given the current depressed real estate market and declining real estate values."

Mr. Strong continued, "As others in the industry are preoccupied with challenges to their financial condition, we continue to seek opportunities.  We understand that maintaining strong fundamentals are the key to success in the current environment.  We intend to continue to manage the interest rate margin as deposit costs are not falling in line with the reduction in loan rates.  Although we actively seek to add to the loan portfolio we feel that margin management and maintaining credit quality are more important in today’s environment than loan growth.  While we continue to perform, the recessionary climate continues to prove challenging.  We believe that prudent lending, selected opportunities and alternative strategies are the ingredients for continued success provided we keep to basics.  As always, our focus on long-term profitability, payment of dividends, along with an active stock repurchase program, continue to reflect the Company's strong commitment to shareholder value."

       Net income amounted to $123,000 for the three months ended September 30, 2008, a decrease of $59,000, or 32.4%, compared to net income of $182,000 for the same period in 2007.  The decrease in net income on a quarter over quarter basis was primarily the result of increases in non-interest expense of $94,000 and the provision for loan losses of $17,000, and a $5,000 decline in non-interest income, which were offset by an increase in net interest income of $34,000 and decrease in income tax expense of $23,000.  The increase in non-interest expense was primarily due to a $61,000 increase in professional fees for the three months ended September 30, 2008 compared to the same period in 2007.

The $34,000, or 5.6% increase in net interest income for the third quarter of 2008 over the comparable period in 2007 was driven by an increase in interest income of $54,000, or 4.5%.  This increase was primarily attributable to an increase in average interest-earning assets of $7.4 million.  The increase in interest income was offset by a $20,000, or 3.4% increase in interest expense driven primarily by an $8.7 million increase in average interest-bearing liabilities.  The average net interest margin declined to 3.25% for the three months ended September 30, 2008, from 3.40% for the three months ended September 30, 2007, primarily due to declining yields on interest earning assets and a decrease in average net interest-earning assets to $16.6 million from $17.7 million for the same periods.

For the nine months ended September 30, 2008, net income amounted to $367,000 compared to $354,000 for the same period in 2007.  The $13,000, or 3.7% increase was primarily the result of the increase in net interest income of $408,000, offset by a decrease in non-interest income of $12,000, and increases in the provision for loan losses of $65,000, non-interest expense of $294,000 and income tax expense of $24,000.  The increase in non-interest expense was primarily due to a $129,000 increase in salaries and employee benefits, $98,000 increase in professional fees, $25,000 increase in regulatory fees, and $24,000 increase in directors’ fees and expenses for the nine months ended September 30, 2008 compared to the same period in 2007.

The $408,000, or 28.1% increase in net interest income for the nine months ended September 30, 2008 over the comparable period in 2007 was driven by an increase in interest income of $469,000, or 14.6%.  This increase was primarily attributable to an increase in average interest-earning assets of $11.4 million, as the proceeds from the Company’s initial stock offering completed in July 2007 were invested into loans, short-term investments and investment securities, and mortgage-backed securities.  The increase in interest income was offset by a $61,000, or 3.5% increase in the interest expense on average interest-bearing liabilities.  The average net interest margin improved to 3.24% for the nine months ended September 30, 2008 from 2.98% for the nine months ended September 30, 2007 as average net interest-earning assets increased to $16.8 million from $10.2 million for the same periods.

The Company’s total assets at September 30, 2008 were $84.8 million, an increase of $11.3 million, or 15.3%, from $73.5 million at December 31, 2007.  This increase was primarily due to an increase in mortgage-backed securities of $10.1 million, growth in loans receivable, net of the allowance for loan losses of $3.8 million and an increase in investment in interest-earning time deposits of $756,000, offset by a decline in cash and cash equivalents of $3.4 million and a decrease in investment securities of $654,000.  Asset growth during the nine month period ended September 30, 2008 was primarily funded by an increase in Federal Home Loan Bank advances of $9.5 million from none at December 31, 2007 and a $2.1 million increase in deposits.

Total interest-bearing deposits increased $2.1 million, or 3.9%, to $57.4 million at September 30, 2008 compared to $55.3 million at December 31, 2007.  This increase was attributable to a $2.5 million growth in certificates of deposit and $120,000 increase in our new e-savings accounts, offset by decreases of $359,000 in statement savings accounts and $139,000 in passbook savings accounts.

Total stockholders’ equity decreased $219,000, or 1.2%, to $17.3 million at September 30, 2008.  This decrease from December 31, 2007 was the result of the purchase of 55,545 shares of the Company’s common stock in the open-market to fund our Recognition and Retention Plan Trust (RRP) for an aggregate purchase price of $520,000, the purchase of 10,000 shares of the Company’s common stock in the open-market as part of the Company’s Stock Repurchase Plan for an aggregate purchase price of $93,000, and dividends paid of $69,000, offset by net income for the nine months ended September 30, 2008 of $367,000, a decrease in unallocated shares held by the ESOP of $52,000, and $44,000 of compensation expense related to stock compensation plans.

Non-performing loans amounted to $2.1 million, or 3.17% of net loans receivable at September 30, 2008, consisting of ten loans, five of which are 90 days or more past due and still accruing interest and five of which are on non-accrual status.  The non-performing loans include commercial real estate, one-to-four family owner and non-owner occupied residential, multi-family residential and construction loans and all are generally well-collateralized or adequately reserved for.  Management does not anticipate any significant losses on these loans.  In early October 2008, one non-accrual commercial real estate loan for $332,000 was transferred to other real estate owned.  The allowance for loan losses as a percent of total loans receivable was 1.12% at September 30, 2008 and 1.07% at December 31, 2007.

Quaint Oak Bancorp, Inc. is the holding company for Quaint Oak Bank. Quaint Oak Bank is a Pennsylvania-chartered stock savings bank headquartered in Southampton, Pennsylvania and conducts business through its banking office located in Bucks County, Pennsylvania.

         Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company's market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

Contacts
Quaint Oak Bancorp, Inc. Robert T. Strong, President and Chief Executive Officer (215) 364-4059

QUAINT OAK BANCORP, INC.
Balance Sheets
(In Thousands)
	At September 30, 2008	At December 31, 2007
ASSETS	(Unaudited)	(Unaudited)

Cash and cash equivalents	$ 1,589	$ 4,987
Investment in interest-earning time deposits	2,591	1,835
Investment securities available for sale (cost-2008 $1,350; 2007 $2001)	1,350	2,001
Investment securities held to maturity (fair value-2008 $2,248 ; 2007 $2265)	2,250	2,253
Mortgage-backed securities held to maturity (fair value-2008 $10,118)	10,145	--
Loans receivable, net of allowance for loan losses
September 30, 2008: $744; December 31, 2007: $667	65,486	61,656
Investment in FHLB stock, at cost	664	237
Bank premises and equipment, net	72	59
Accrued interest receivable and other assets	669	517

Total Assets	$84,816	$73,545

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Deposits, interest-bearing	$57,398	$55,261
Federal Home Loan Bank advances	9,450	--
Advances from borrowers for taxes and insurance	443	600
Accrued interest payable and other liabilities	187	127

Total Liabilities	67,478	55,988

Stockholders’ Equity	17,338	17,557

Total Liabilities and Stockholders’ Equity	$84,816	$73,545

QUAINT OAK BANCORP, INC.
Statements of Income
(In Thousands, except share data)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2008	2007	2008	2007
	(Unaudited)		(Unaudited)
Interest Income	$1,249	$ 1,195	$ 3,690	$ 3,221
Interest Expense	606	586	1,828	1,767
Net Interest Income	643	609	1,862	1,454
Provision for Loan Losses	31	14	97	32
Net Interest Income after Provision for Loan Losses	612	595	1,765	1,422
Non-Interest Income	4	9	14	26
Non-Interest Expense	401	307	1,164	870
Income before Income Taxes	215	297	615	578
Income Taxes	92	115	248	224
Net Income	$ 123	$ 182	$ 367	$ 354

Per Common Share Data:	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Earnings per share - basic	$ 0.10	$ 0.14	$ 0.29	NA
Average shares outstanding - basic	1,266,199	1,334,018	1,255,655	NA
Earnings per share - diluted	$ 0.10	NA	$ 0.29	NA
Average shares outstanding - diluted	1,229,151	NA	1,258,257	NA

	Three Months Ended September 30,		Nine Months Ended September 30,
Selected Operating Ratios:	2008	2007	2008	2007

Average yield on interest-earning assets	6.32%	6.67%	6.43%	6.60%
Average rate on interest-bearing liabilities	3.88%	4.35%	4.08%	4.29%
Average interest rate spread	2.44%	2.32%	2.35%	2.31%
Net interest margin	3.25%	3.40%	3.24%	2.98%
Average interest-earning assets to average interest-bearing liabilities	126.56%	133.19%	128.09%	118.57%
Efficiency ratio	61.98%	49.60%	62.01%	58.78%

Asset Quality Ratios (1):
Non-performing loans as a percent of total loans receivable, net	3.17%	3.62%	3.17%	3.62%
Non-performing assets as a percent of total assets	2.45%	2.81%	2.45%	2.81%
Allowance for loan losses as a percent of non-performing loans	35.86%	29.63%	35.86%	29.63%
Allowance for loan losses as a percent of total loans receivable	1.12%	1.06%	1.12%	1.06%

(1) Asset quality ratios are end of period ratios.